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                                                                       EXHIBIT 8

                    Form of Tax Opinion of Dorsey & Whitney



                              _____________, 1994


  Bank of Montana System
  Board of Directors
  5500 Wayzata Boulevard, Suite 145
  Golden Valley, Minnesota  55416

       RE: Federal Income Tax Consequences of Merger of _________________ with and into Bank of Montana System

  Ladies and Gentlemen:

       We have acted as counsel to Bank of Montana System, a Montana corporation ("BMS"), in connection with the merger of __________________, a Montana corporation ("Merger Co."), a wholly-owned subsidiary of Norwest Corporation, a Delaware corporation ("Norwest"), with and into BMS pursuant to that certain Agreement and Plan of Reorganization dated as of September 13, 1993, by and between BMS and Norwest (the "Merger Agreement"). Unless otherwise provided herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement on Form S-4 which has been delivered to the Securities and Exchange Commission in connection with the Merger (the "Registration Statement").

       At the Effective Time of the Merger and pursuant to the Merger Agreement, Merger Co. will be merged with and into BMS and the separate existence of Merger Co. will cease. Pursuant to the Merger, each share of BMS Common Stock issued and outstanding at the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of BMS Common Stock then issued and outstanding. Norwest will issue cash in lieu of fractional shares of Norwest Common Stock pursuant to the Merger.

       BMS has asked for our opinion concerning certain federal income tax consequences of the Merger. For purposes of rendering this opinion, we have examined the Merger Agreement, the Registration Statement, and such other instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as we have considered necessary or appropriate.

       Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the current Treasury Department Regulations issued

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  Bank of Montana System
  _____________, 1994
  Page 2


  thereunder, the current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and other administrative pronouncements, and judicial decisions, all of which are subject to change prospectively and retroactively. Any change in such authorities may affect the opinions rendered herein. In rendering this opinion, we have relied upon the representations and warranties set forth in the Merger Agreement and the representations set forth in the Certificates of even date herewith delivered to us by BMS, Norwest and certain shareholders of BMS (the "Certificates"). Our opinion is also based on the assumption that BMS and Norwest will at all times comply with the terms of the Merger Agreement and that the Merger will be consummated in the manner described therein.

       An opinion of counsel is predicated upon all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

       Based upon the foregoing, it is our opinion that the following federal income tax consequences will result from the Merger:

       1. The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

       2. Under Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of BMS upon the exchange of BMS Common Stock solely for Norwest Common Stock pursuant to the Merger (but see item 5 below with respect to cash payments in lieu of fractional shares).

       3. Under Section 358(a)(1) of the Code, the basis of the Norwest Common Stock received by the shareholders of BMS pursuant to the Merger, including any fractional shares deemed received as described in item 5 below, will be the same as the basis of the BMS Common Stock surrendered in exchange therefor.

       4. Under Section 1223(1) of the Code, the holding period of the Norwest Common Stock received by the shareholders of BMS pursuant to the Merger will include the period during which the BMS Common Stock surrendered therefor was held, provided that such BMS Common Stock was a capital asset in the hands of the shareholders of BMS at the Effective Time of the Merger.

       5.   Under Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-
  2 C.B. 574, the payment of cash to shareholders of BMS in lieu of fractional share interests of Norwest Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Norwest. These cash payments will be treated as having been received as distributions in full payment in exchange for the Norwest Common Stock redeemed as provided in Section 302(a) of the Code.

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  Bank of Montana System
  _______________, 1994
  Page 3


       The foregoing opinion is being furnished to you solely for your benefit in connection with the Merger and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed in the five (5) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

       Our opinion is effective as of the date hereof and will remain effective as of the Effective Time of the Merger provided that (i) the representations and warranties set forth in the Merger Agreement remain true and correct as of the Effective Time of the Merger, (ii) the representations set forth in the Certificates remain true and correct as of the Effective Time of the Merger,
  (iii) the Merger is consummated in accordance with the present terms of the Merger Agreement, and (iv) there are no relevant changes in the Code, the Treasury Department Regulations issued thereunder, or administrative or judicial interpretations thereof.

                                      Very truly yours,